                                    PALM LAKE
                             13401 NORTH 50TH STREET
                                 TAMPA, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                             AS OF DECEMBER 8, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

UNITED STATES                                                                INTERNATIONAL
Atlanta          Milwaukee                                                   Brazil             Mexico
Boston           Minneapolis     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]     Canada             Morocco
Buffalo          New Orleans                                                 China              Peru
Charlotte        New York              9441 LBJ Freeway Suite 114            Croatia            Philippines
Chicago          Oak Lawn                 Dallas, Texas 75243                Czech Republic     Poland
Cincinnati       Philadelphia                                                England            Portugal
Dallas           Pittsburg             Telephone:  (972) 994-9100            Germany            Russia
Denver           Princeton             Fax:        (972) 994-0516            Greece             Spain
Detroit          Schaumburg                                                  Hong Kong          Taiwan
Houston          St. Louis                                                   Hungary            Thailand
Irvine           San Francisco                                               Italy              Turkey
Jacksonville     Seattle                                                     Japan              Venezuela
Los Angeles

                                                               DECEMBER 23, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al. ("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: PALM LAKE
    13401 NORTH 50TH STREET
    TAMPA, HILLSBOROUGH COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 150 units with a total of 153,700 square feet of rentable area. The improvements were built in 1974. The improvements are situated on 9.33 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 96% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
PALM LAKE, TAMPA, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective December 8, 2003 is:

                                              ($4,300,000)

                                       Respectfully submitted,
                                       AMERICAN APPRAISAL ASSOCIATES, INC.

                                       -s- Frank A. Fehribach
December 23, 2003                      Frank A. Fehribach, MAI
#053272                                Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                       Appraiser, TX-1323954-G

Report By:
Alice MacQueen
  Florida Certified General Real Estate Appraiser #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
PALM LAKE, TAMPA, FLORIDA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                           APPRAISAL DATA

Executive Summary ..........................................   4
Introduction ...............................................   9
Area Analysis ..............................................  11
Market Analysis ............................................  14
Site Analysis ..............................................  16
Improvement Analysis .......................................  16
Highest and Best Use .......................................  17

                             VALUATION

Valuation Procedure ........................................  18
Sales Comparison Approach ..................................  20
Income Capitalization Approach .............................  26
Reconciliation and Conclusion ..............................  37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
PALM LAKE, TAMPA, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION


PROPERTY NAME:                    Palm Lake
LOCATION:                         13401 North 50th Street
                                  Tampa, Florida

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    December 8, 2003
DATE OF REPORT:                   December 23, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                        9.33 acres, or 406,415 square feet
     Assessor Parcel No.:         U-10-28-19-ZZZ-000001-31320
     Floodplain:                  Community Panel No. 120112 0210E (August 15,
                                  1989)
                                  Flood Zone C, an area outside the floodplain.
     Zoning:                      SPIUC (Special Public Interest University
                                  Community)

BUILDING:
     No. of Units:                150 Units
     Total NRA:                   153,700 Square Feet
     Average Unit Size:           1,025 Square Feet
     Apartment Density:           16.1 units per acre
     Year Built:                  1974

UNIT MIX AND MARKET RENT:

                          GROSS RENTAL INCOME PROJECTION

                                              Market Rent
                          Square         ---------------------      Monthly         Annual
Unit Type                  Feet            Per Unit     Per SF      Income          Income
---------------------------------------------------------------------------------------------
1Br/1Ba                      775           $    525     $ 0.68     $ 12,600        $  151,200
2Br/1Ba                      900           $    600     $ 0.67     $ 57,000        $  684,000
4Br/2Ba                    1,600           $  1,000     $ 0.63     $ 31,000        $  372,000
                                                                   --------        ----------
                                                         Total     $100,600        $1,207,200
                                                                   ========        ==========

OCCUPANCY:                                  96%
ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              20 Years
REMAINING ECONOMIC LIFE:                    25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
PALM LAKE, TAMPA, FLORIDA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

       [PICTURE]                                       [PICTURE]

APARTMENT COMPLEX ENTRANCE               TYPICAL APARTMENT BUILDING - FRONT VIEW

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
PALM LAKE, TAMPA, FLORIDA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
     As Vacant:                 Hold for future multi-family development
     As Improved:               Continuation as its current use

METHOD OF VALUATION:            In this instance, the Sales Comparison and
                                Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
PALM LAKE, TAMPA, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                  Amount            $/Unit
---------------------                                ----------          -------
Potential Rental Income                              $1,207,200          $ 8,048
Effective Gross Income                               $1,164,120          $ 7,761
Operating Expenses                                   $  642,935          $ 4,286          55.2% of EGI
Net Operating Income:                                $  446,185          $ 2,975

Capitalization Rate                                       10.00%
DIRECT CAPITALIZATION VALUE                          $4,500,000  *       $30,000 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                        10 years
2002 Economic Vacancy                                        15%
Stabilized Vacancy & Collection Loss:                        15%
Lease-up / Stabilization Period                         N/A
Terminal Capitalization Rate                              10.50%
Discount Rate                                             12.00%
Selling Costs                                              2.00%
Growth Rates:
       Income                                              2.50%
       Expenses:                                           3.00%
DISCOUNTED CASH FLOW VALUE                           $4,400,000  *       $29,333 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $4,400,000          $29,333 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $20,128 to $28,620
       Range of Sales $/Unit (Adjusted)              $25,915 to $29,613
VALUE INDICATION - PRICE PER UNIT                    $4,100,000  *       $27,333 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales             3.41 to 4.61
       Selected EGIM for Subject                      3.70
       Subject's Projected EGI                       $1,164,120
EGIM ANALYSIS CONCLUSION                             $4,300,000  *       $28,667 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $4,200,000  *       $28,000 / UNIT

RECONCILED SALES COMPARISON VALUE                    $4,200,000          $28,000 / UNIT

----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
PALM LAKE, TAMPA, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                  $4,100,000
     NOI Per Unit                                    $4,200,000
     EGIM Multiplier                                 $4,300,000
INDICATED VALUE BY SALES COMPARISON                  $4,200,000          $28,000 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                   $4,500,000
     Discounted Cash Flow Method:                    $4,400,000
INDICATED VALUE BY THE INCOME APPROACH               $4,400,000          $29,333 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $4,300,000          $28,667 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
PALM LAKE, TAMPA, FLORIDA

                                        INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 13401 North 50th Street, Tampa, Hillsborough County, Florida. Tampa identifies it as U-10-28-19-ZZZ-000001-31320.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Alice MacQueen on December 8, 2003. Alice MacQueen made a personal inspection of the subject property, performed the research, valuation analysis, and wrote the report. Frank A. Fehribach, MAI reviewed the report and concurs with the value. Frank A. Fehribach, MAI and Alice MacQueen have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of December 8, 2003. The date of the report is December 23, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
PALM LAKE, TAMPA, FLORIDA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
       MARKETING PERIOD:            6 to 12 months
       EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCIP Palm Lake LLC. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
PALM LAKE, TAMPA, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Tampa, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being institutional. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   -  Interstate 75
West   -  Interstate 275
South  -  East Hillsborough Avenue
North  -  University of South Florida and Bruce B. Downs Boulevard

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
PALM LAKE, TAMPA, FLORIDA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                        AREA
                                   ----------------------------------------------
CATEGORY                           1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS              MSA
-----------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                       15,973           95,011          279,469           2,442,120
5-Year Population                        16,429           98,558          287,221           2,591,303
% Change CY-5Y                              2.9%             3.7%             2.8%                6.1%
Annual Change CY-5Y                         0.6%             0.7%             0.6%                1.2%

HOUSEHOLDS
Current Households                        6,042           39,430          113,376           1,029,700
5-Year Projected Households               6,141           40,743          116,943           1,095,882
% Change CY - 5Y                            1.6%             3.3%             3.1%                6.4%
Annual Change CY-5Y                         0.3%             0.7%             0.6%                1.3%

INCOME TRENDS
Median Household Income                 $29,292         $ 31,369         $ 32,460           $  35,241
Per Capita Income                       $15,615         $ 17,971         $ 19,429           $  22,508
Average Household Income                $40,831         $ 43,505         $ 47,882           $  53,389

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                        AREA
                                   ----------------------------------------------
CATEGORY                           1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS              MSA
-----------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                   43.56%          41.74%           38.20%             24.86%
5-Year Projected % Renting                41.65%          41.25%           37.73%             24.59%

% of Households Owning                    48.28%          49.10%           50.91%             60.90%
5-Year Projected % Owning                 50.27%          49.82%           51.70%             61.88%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 13
PALM LAKE, TAMPA, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - University of South Florida
South - Multifamily Apartments
East  - Multifamily Apartments
West  - University of South Florida

CONCLUSIONS

The subject is well located within the city of Tampa. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 14
PALM LAKE, TAMPA, FLORIDA

                                MARKET ANALYSIS

The subject property is located in the city of Tampa in Hillsborough County. The overall pace of development in the subject's market is more or less stable. Recent construction in the area includes the final 52 units at Avalon Heights. This community rents apartments by the bedroom and caters to the student population. The Preserve at Tampa Palms also recently completed 175 units. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE
-----------------------------------------------------------------------------------
Period                              Region                                Submarket
------                              ------                                ---------
May-01                              6.9%                                     7.5%
Nov-01                              7.7%                                     9.1%
May-02                              9.0%                                     8.3%
Nov-02                              8.9%                                     8.3%
May-03                              8.7%                                     9.8%

Source: Apartment Index Report, May 2003, by Carolinas Real Data

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.


                          HISTORICAL AVERAGE RENT
---------------------------------------------------------------------------------
Period                  Region            % Change         Submarket     % Change
------                  ------            --------         ---------     --------
May-01                   $693                 -              $670            -
Nov-01                   $708               2.2%             $693          3.4%
May-02                   $725               2.4%             $688         -0.7%
Nov-02                   $726               0.1%             $698          1.5%
May-03                   $725              -0.1%             $710          1.7%

Source: Apartment Index Report, May 2003, by Carolinas Real Data

The following table illustrates a summary of the subject's competitive set.

                                             COMPETITIVE PROPERTIES
-----------------------------------------------------------------------------------------------------------------------
No.                 Property Name            Units           Ocpy.   Year Built         Proximity to subject
---                 -------------            -----           -----   ----------         --------------------
R-1                 Excellence               165             91%       1992       Adjacent to the south
R-2                 Willow Brooke            248             98%       1976       Same general area near University
R-3                 Park Terrace             150             95%       1986       Same general area near the University
R-4                 Campus Walk              297             91%       1973       Same general area near the University
R-5                 Rivertree Landing        223             80%       1969       Off N 56th and Sligh Avenue
Subject             Palm Lake                150             96%       1974

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 15
PALM LAKE, TAMPA, FLORIDA

The average rent of $710 per month in the Tampa-Northeast submarket is the lowest of all area submarkets. However, the average rents in this submarket have steadily increased over the past couple of years.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 16
PALM LAKE, TAMPA, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   9.33 acres, or 406,415 square feet
  Shape                       Generally rectangular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
     Community Panel          120112 0210E, dated August 15, 1989
     Flood Zone               Zone C
  Zoning                      SPIUC, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                   ASSESSED VALUE - 2003
                                  -----------------------                           TAX RATE /        PROPERTY
PARCEL NUMBER                      LAND         BUILDING          TOTAL             MILL RATE          TAXES
--------------------------------------------------------------------------------------------------------------
U-10-28-19-ZZZ-000001-31320      $900,000     $3,159,900       $4,059,900            0.02352           $95,485

IMPROVEMENT ANALYSIS

  Year Built                  1974
  Number of Units             150
  Net Rentable Area           153,700 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Wood or vinyl siding
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              laundry room,  business office, freshwater lake,
                              and parking area.
  Unit Amenities              Individual unit amenities include a balcony, and
                              washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water eater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
PALM LAKE, TAMPA, FLORIDA

Unit Mix:

                                                Unit Area
Unit Type              Number of Units         (Sq. Ft.)
---------              ---------------         ----------
1Br/1Ba                      24                    775
2Br/1Ba                      95                    900
4Br/2Ba                      31                  1,600

Overall Condition                          Average
Effective Age                              20 years
Economic Life                              45 years
Remaining Economic Life                    25 years
Deferred Maintenance                       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1974 and consist of a 150-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
PALM LAKE, TAMPA, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 19
PALM LAKE, TAMPA, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
PALM LAKE, TAMPA, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
PALM LAKE, TAMPA, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                               COMPARABLE               COMPARABLE                 COMPARABLE
         DESCRIPTION                      SUBJECT                I - 1                    I - 2                      I - 3
-------------------------------- ----------------------- ----------------------- -------------------------- ------------------------
 Property Name                   Palm Lake               Hidden River            Country Crossing           Rivertree Landing
LOCATION:
  Address                        13401 North 50th Street 8024 Hidden River Drive 7903 Holly Lea Court       6909 Indian River Drive
  City, State                    Tampa, Florida          Tampa, FL               Tampa, FL                  Tampa, FL
  County                         Hillsborough            Hillsborough            Hillsborough               Hillsborough
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         153,700                 N/A                     204,335                    228,352
  Year Built                     1974                    1973                    1974                       1969
  Number of Units                150                     232                     232                        223
  Unit Mix:                        Type          Total    Type            Total   Type              Total    Type             Total
                                 1Br/1Ba          24     1Br/1BA                 1Br/1BA             128    1Br/1BA             90
                                 2Br/1Ba          95     2Br/2BA                 2Br/2BA              74    2Br/2BA            106
                                 4Br/2Ba          31     3Br/2BA                 3Br/2BA              30    3Br/2BA             27
  Average Unit Size (SF)         1,025                                           881                        1,024
  Land Area (Acre)               9.3300                  12.5100                 11.8800                    Unknown
  Density (Units/Acre)           16.1                    18.5                    19.5
  Parking Ratio (Spaces/Unit)    Adequate                Adequate                Adequate                   Adequate
  Parking Type (Gr., Cov., etc.) Garage, Open Covered    Open                    Open                       Open
CONDITION:                       Fair to Average         Average                 Good                       Average
APPEAL:                          Average                 Average                 Average                    Average
AMENITIES:
  Pool/Spa                       Yes/No                  Yes/No                  Yes/No                     Yes/No
  Gym Room                       No                      Yes                     Yes                        Yes
  Laundry Room                   Yes                     Yes                     Yes                        Yes
  Secured Parking                No                      No                      No                         No
  Sport Courts                   No                      No                      No                         No
  Washer/Dryer Connection        Yes                     No                      No                         No
  Other
  Other
OCCUPANCY:                       96%                     95%                     90%                        75%
TRANSACTION DATA:
  Sale Date                                              June, 2003              July, 2002                 April, 2002
  Sale Price ($)                                         $5,500,000              $5,800,000                 $5,150,000
  Grantor                                                Centennial Equity, LLC  TCI Country Crossing, Inc.
  Grantee                                                Hidden River Grande     Centurion Partners II, LLC Barfield Bay Holdings
                                                         Apartments LLC
  Sale Documentation                                     Doc# 12764-1947         Doc# 11829-0478            Doc#
  Verification                                           CoStar Realty           CoStar Realty              Carolinas Real Data
  Telephone Number
ESTIMATED PRO-FORMA:                                     Total $  $/Unit  $/SF    Total $    $/Unit  $/SF    Total $   $/Unit  $/SF
  Potential Gross Income                                   N/A                   $1,604,832  $6,917  $7.85  $1,488,814 $6,676  $6.52
  Vacancy/Credit Loss                                      N/A                   $  160,483  $  692  $0.79  $  372,204 $1,669  $1.63
  Effective Gross Income                                   N/A                   $1,444,349  $6,226  $7.07  $1,116,611 $5,007  $4.89
  Operating Expenses                                       N/A                   $  893,200  $3,850  $4.37  $  502,475 $2,253  $2.20
  Net Operating Income                                     N/A                   $  551,149  $2,376  $2.70  $  614,136 $2,754  $2.69
NOTES:                                                                           Located near the subject   Situated in same
                                                                                 in the same neighborhood.  submarket but inferior
                                                                                 A community w/limited land in terms of location.
                                                                                 - scaping/curb appeal      Similar age and
                                                                                                            condition.

  PRICE PER UNIT                                                  $23,707                 $25,000                     $23,094
  PRICE PER SQUARE FOOT                                                                   $ 28.38                     $ 22.55
  EXPENSE RATIO                                                     N/A                      61.8%                       45.0%
  EGIM                                                              N/A                      4.02                        4.61
  OVERALL CAP RATE                                                  N/A                      9.50%                      11.92%
  Cap Rate based on Pro Forma or Actual Income?                  PRO FORMA               PRO FORMA                   PRO FORMA

                                           COMPARABLE                  COMPARABLE
         DESCRIPTION                         I - 4                       I - 5
------------------------------    --------------------------- ----------------------------
  Property Name                   Sherwood Lake               Campus Walk
LOCATION:
  Address                         1811 Tinsley Circle         13725 Plaza Court
  City, State                     Tampa, FL                   Tampa, FL
  County                          Hillsborough                Hillsborough
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          145,080                     363,825
  Year Built                      1973                        1973
  Number of Units                 156                         297
  Unit Mix:                         Type               Total   Type                Total
                                  2Br/1.5Ba             156   1Br/1BA                12
                                                              2Br/2BA               200
                                                              3Br/2BA                85
  Average Unit Size (SF)          930                         1, 225
  Land Area (Acre)                Unknown                     Unknown
  Density (Units/Acre)
  Parking Ratio (Spaces/Unit)     Adequate                    Adequate
  Parking Type (Gr., Cov., etc.)  Open                        Open
CONDITION:                        Average                     Good
APPEAL:                           Average                     Average
AMENITIES:
  Pool/Spa                        Yes/No                      Yes/No
  Gym Room                        Yes                         Yes
  Laundry Room                    Yes                         Yes
  Secured Parking                 No                          No
  Sport Courts                    No                          No
  Washer/Dryer Connection         No                          No
  Other
  Other
OCCUPANCY:                        86%                         95%
TRANSACTION DATA:
  Sale Date                       April, 2002                 March, 2001
  Sale Price ($)                  $3,140,000                  $8,500,000
  Grantor
  Grantee                         Carlisle Group              Blackhawk Realty Advisors

  Sale Documentation              Doc#                        Doc#
  Verification                    Carolinas Real Data         Carolinas Real Data
  Telephone Number
ESTIMATED PRO-FORMA:              Total $    $/Unit   $/SF     Total $    $/Unit  $/SF
  Potential Gross Income          $997,776   $6,396   $6.88   $2,772,347  $9,335  $7.62
  Vacancy/Credit Loss             $139,689   $  895   $0.96   $  277,235  $  933  $0.76
  Effective Gross Income          $858,087   $5,501   $5.91   $2,495,112  $8,401  $6.86
  Operating Expenses              $386,139   $2,475   $2.66   $1,122,800  $3,780  $3.09
  Net Operating Income            $471,948   $3,025   $3.25   $1,372,312  $4,621  $3.77

NOTES:                            Located in same submarket   Located near the subject in
                                  but with inferior location. the same neighborhood.
                                  Similar condition           This property is also listed
                                  compared to the subject.    as a Rent Comparable.

  PRICE PER UNIT                            $20,128                     $28,620
  PRICE PER SQUARE FOOT                     $ 21.64                     $ 23.36
  EXPENSE RATIO                                45.0%                       45.0%
  EGIM                                         3.66                        3.41
  OVERALL CAP RATE                            15.03%                      16.14%
  Cap Rate based on Pro Forma or
  Actual Income?                          PRO FORMA                   PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
PALM LAKE, TAMPA, FLORIDA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $20,128 to $28,620 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $25,915 to $29,613 per unit with a mean or average adjusted price of $27,728 per unit. The median adjusted price is $27,303 per unit. Based on the following analysis, we have concluded to a value of $27,000 per unit, which results in an "as is" value of $4,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
PALM LAKE, TAMPA, FLORIDA

SALES ADJUSTMENT GRID

                                                                  COMPARABLE               COMPARABLE                 COMPARABLE
             DESCRIPTION                    SUBJECT                 I - 1                    I - 2                      I - 3
----------------------------------- ----------------------- ----------------------- ----------------------- ------------------------
 Property Name                      Palm Lake               Hidden River            Country Crossing        Rivertree Landing

 Address                            13401 North 50th Street 8024 Hidden River Drive 7903 Holly Lea Court    6909 Indian River Drive

 City                               Tampa, Florida          Tampa, FL               Tampa, FL               Tampa, FL
 Sale Date                                                  June, 2003              July, 2002              April, 2002
 Sale Price ($)                                             $5,500,000              $5,800,000              $5,150,000
 Net Rentable Area (SF)             153,700                 N/A                     204,335                 228,352
 Number of Units                    150                     232                     232                     223
 Price Per Unit                                             $23,707                 $25,000                 $23,094
 Year Built                         1974                    1973                    1974                    1969
 Land Area (Acre)                   9.3300                  12.5100                 11.8800                 Unknown
VALUE ADJUSTMENTS                        DESCRIPTION          DESCRIPTION     ADJ.    DESCRIPTION     ADJ.    DESCRIPTION      ADJ.
 Property Rights Conveyed           Fee Simple Estate       Fee Simple Estate   0%  Fee Simple Estate   0%  Fee Simple Estate    0%
 Financing                                                  Cash To Seller      0%  Cash To Seller      0%  Cash To Seller       0%
 Conditions of Sale                                         Arm's Length        0%  Arm's Length        0%  Arm's Length         0%
 Date of Sale (Time)                                        06-2003             0%  07-2002             3%  04-2002              3%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                $23,707                $25,750                  $23,787
 Location                                                   Inferior           10%   Inferior          10%  Inferior             5%
 Number of Units                    150                     232                 5%   232                5%   223                 5%
 Quality / Appeal                   Good                    Comparable          0%   Comparable         0%  Comparable           0%
 Age / Condition                    1974                    1973 / Average      0%   1974 / Good       -5%  1969 / Average       0%
 Occupancy at Sale                  96%                     95%                 0%   90%                0%  75%                 10%
 Amenities                          Good                    Comparable          0%   Comparable         0%  Comparable           0%
 Average Unit Size (SF)             1,025                                       0%   881                5%  1,024                0%
PHYSICAL ADJUSTMENT                                                            15%                     15%                      20%
FINAL ADJUSTED VALUE ($/UNIT)                                      $27,263                $29,613                  $28,544

                                           COMPARABLE              COMPARABLE
             DESCRIPTION                     I - 4                   I - 5
-----------------------------------  ---------------------- -----------------------
 Property Name                       Sherwood Lake          Campus Walk

 Address                             1811 Tinsley Circle    13725 Plaza Court

 City                                Tampa, FL              Tampa, FL
 Sale Date                           April, 2002            March, 2001
 Sale Price ($)                      $3,140,000             $8,500,000
 Net Rentable Area (SF)              145,080                363,825
 Number of Units                     156                    297
 Price Per Unit                      $20,128                $28,620
 Year Built                          1973                   1973
 Land Area (Acre)                    Unknown                Unknown
VALUE ADJUSTMENTS                       DESCRIPTION    ADJ.    DESCRIPTION     ADJ.
 Property Rights Conveyed            Fee Simple Estate  0%  Fee Simple Estate   0%
 Financing                           Cash To Seller     0%  Cash To Seller      0%
 Conditions of Sale                  Arm's Length       0%  Arm's Length        0%
 Date of Sale (Time)                 04-2002            3%  03-2001             6%
VALUE AFTER TRANS. ADJUST. ($/UNIT)         $20,732                 $30,337
 Location                            Inferior          15%  Comparable          0%
 Number of Units                     156                0%  297                 5%
 Quality / Appeal                    Comparable         0%  Comparable          0%
 Age / Condition                     1973 / Average     0%  1973 / Good        -5%
 Occupancy at Sale                   86%               10%  95%                 0%
 Amenities                           Comparable         0%  Comparable          0%
 Average Unit Size (SF)              930                0%  1,225             -10%
PHYSICAL ADJUSTMENT                                    25%                    -10%
FINAL ADJUSTED VALUE ($/UNIT)               $25,915                 $27,303

SUMMARY

VALUE RANGE (PER UNIT)        $25,915  TO    $29,613
MEAN (PER UNIT)               $27,728
MEDIAN (PER UNIT)             $27,303
VALUE CONCLUSION (PER UNIT)   $27,000

VALUE INDICATED BY SALES COMPARISON APPROACH    $4,050,000
ROUNDED                                         $4,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
PALM LAKE, TAMPA, FLORIDA

                             NOI PER UNIT COMPARISON

                    SALE PRICE               NOI/      SUBJECT NOI
COMPARABLE  NO. OF  ----------             --------   --------------  ADJUSTMENT  INDICATED
   NO.      UNITS   PRICE/UNIT     OAR     NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
----------  ------  ----------   -------  ----------  --------------  ----------  ----------
   I-1       232    $5,500,000      N/A       N/A        $446,185         N/A           N/A
                    $   23,707                N/A        $  2,975
   I-2       232    $5,800,000     9.50%  $  551,149     $446,185       1.252      $ 31,303
                    $   25,000            $    2,376     $  2,975
   I-3       223    $5,150,000    11.92%  $  614,136     $446,185       1.080      $ 24,944
                    $   23,094            $    2,754     $  2,975
   I-4       156    $3,140,000    15.03%  $  471,948     $446,185       0.983      $ 19,791
                    $   20,128            $    3,025     $  2,975
   I-5       297    $8,500,000    16.14%  $1,372,312     $446,185       0.644      $ 18,424
                    $   28,620            $    4,621     $  2,975

                                   PRICE/UNIT

  Low        High     Average   Median
$18,424     $31,303   $23,615   $22,367

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                   $   28,000
                                           ----------
Number of Units                                   150
                                           ----------
Value Based on NOI Analysis                $4,200,000
                              Rounded      $4,200,000

The adjusted sales indicate a range of value between $18,424 and $31,303 per unit, with an average of $23,615 per unit. Based on the subject's competitive position within the improved sales, a value of $28,000 per unit is estimated. This indicates an "as is" market value of $4,200,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  ----------   EFFECTIVE    OPERATING              SUBJECT
   NO.      UNITS   PRICE/UNIT  GROSS INCOME   EXPENSE     OER    PROJECTED OER  EGIM
----------  ------  ----------  ------------  ----------  ------  -------------  ----
   I-1       232    $5,500,000          N/A          N/A    N/A                   N/A
                    $   23,707
   I-2       232    $5,800,000   $1,444,349   $  893,200  61.84%                 4.02
                    $   25,000
   I-3       223    $5,150,000   $1,116,611   $  502,475  45.00%                 4.61
                    $   23,094                                       55.23%
   I-4       156    $3,140,000   $  858,087   $  386,139  45.00%                 3.66
                    $   20,128
   I-5       297    $8,500,000   $2,495,112   $1,122,800  45.00%                 3.41
                    $   28,620

                                      EGIM

Low      High     Average         Median
3.41     4.61      3.92            3.84

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                   3.70
                                                          ----------
Subject EGI                                               $1,164,120
                                                          ----------
Value Based on EGIM Analysis                              $4,307,244
                                       Rounded            $4,300,000
                    Value Per Unit                        $   28,667

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 25
PALM LAKE, TAMPA, FLORIDA

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 55.23% before reserves. The comparable sales indicate a range of expense ratios from 45.00% to 61.84%, while their EGIMs range from 3.41 to 4.61. Overall, we conclude to an EGIM of 3.70, which results in an "as is" value estimate in the EGIM Analysis of $4,300,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $4,200,000.

Price Per Unit                          $4,100,000
NOI Per Unit                            $4,200,000
EGIM Analysis                           $4,300,000

Sales Comparison Conclusion             $4,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
PALM LAKE, TAMPA, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
PALM LAKE, TAMPA, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                 Average
             Unit Area    --------------------
Unit Type    (Sq. Ft.)    Per Unit     Per SF     %Occupied
-----------------------------------------------------------
1Br/1Ba         775       $    517    $   0.67     100.0%
2Br/1Ba         900       $    586    $   0.65      95.8%
4Br/2Ba        1600       $    989    $   0.62      93.5%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
PALM LAKE, TAMPA, FLORIDA

                                  RENT ANALYSIS


                                                                 COMPARABLE RENTS
                                                 --------------------------------------------------
                                                    R-1       R-2      R-3        R-4       R-5
                                                 --------------------------------------------------
                                                             WILLOW    PARK      CAMPUS   RIVERTREE
                                                 EXCELLENCE  BROOKE   TERRACE     WALK     LANDING
                                                 --------------------------------------------------
                                                               COMPARISON TO SUBJECT
                               SUBJECT  SUBJECT  --------------------------------------------------
                 SUBJECT UNIT  ACTUAL   ASKING   SLIGHTLY                       SLIGHTLY
DESCRIPTION          TYPE       RENT     RENT    SUPERIOR   SUPERIOR  SUPERIOR  SUPERIOR  SUPERIOR   MIN     MAX    MEDIAN  AVERAGE
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent          1Br/1Ba  $  517   $  575    $  700     $ (550)             $ (545)   $  425   $  425  $ (700) $  548  $  555
Unit Area (SF)                   (775)     775       600        680                (650)      800      600     800     665     683
Monthly Rent per
  Sq. Ft.                      $ 0.67   $ 0.74    $ 1.17     $ 0.81              $ 0.84    $ 0.53   $ (.53) $ 1.17  $ (.82) $ (.84)

Monthly Rent          2Br/1Ba  $ (586)  $  649    $  850     $  520              $  765    $  525   $  520  $  850  $  645  $  665
Unit Area (SF)                    900     (900)      860        940               1,250     1,065      860   1,250   1,003   1,029
Monthly Rent per
  Sq. Ft.                      $ (.65)  $ 0.72    $ 0.99     $ 0.55              $ 0.61    $ 0.49   $ (.49) $ 0.99  $ (.58) $ (.66)

Monthly Rent          4Br\2Ba  $ (989)  $1,050    $1,120               $1,071    $  822             $ (822) $1,120  $1,077  $(1006)
Unit Area(SF)                   1,600    1,600     1,441                1,567     (1248)             1,248   (1567)  1,441   1,419
Monthly Rent per
  Sq. Ft.                      $ 0.62   $ (.66)   $ (.78)              $ 0.69    $ 0.66             $ 0.66  $ 0.78  $ 0.69  $ 0.71


CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                              Market Rent
                               Unit Area   -----------------    Monthly       Annual
Unit Type    Number of Units   (Sq. Ft.)   Per Unit   Per SF     Income       Income
--------------------------------------------------------------------------------------
1Br/1Ba             24            775       $  525    $ 0.68    $ 12,600    $  151,200
2Br/1Ba             95            900       $  600    $ 0.67    $ 57,000    $  684,000
4Br/2Ba             31          1,600       $1,000    $ 0.63    $ 31,000    $  372,000
                                                                --------    ----------
                                                       Total    $100,600    $1,207,200
                                                                ========    ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
PALM LAKE, TAMPA, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR 2000           FISCAL YEAR 2001          FISCAL YEAR 2002           FISCAL YEAR 2003
                                    ACTUAL                    ACTUAL                     ACTUAL                MANAGEMENT BUDGET
                            -----------------------   -----------------------   ------------------------   -----------------------
      DESCRIPTION             TOTAL       PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL       PER UNIT
----------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,179,981   $    7,867   $1,223,238   $    8,155   $1,202,653    $    8,018   $1,213,500   $    8,090

  Vacancy                   $  120,831   $      806   $  182,549   $    1,217   $  144,058    $      960   $  127,830   $      852
  Credit Loss/Concessions   $   37,787   $      252   $   65,713   $      438   $   36,370    $      242   $   18,000   $      120
                            ------------------------------------------------------------------------------------------------------
    Subtotal                $  158,618   $    1,057   $  248,262   $    1,655   $  180,428    $    1,203   $  145,830   $      972

  Laundry Income            $    9,000   $       60   $   10,630   $       71   $   10,397    $       69   $   13,344   $       89
  Garage Revenue            $        0   $        0   $        0   $        0   $        0    $        0   $        0   $        0
  Other Misc. Revenue       $   76,165   $      508   $   90,684   $      605   $  169,019    $    1,127   $  164,148   $    1,094
                            ------------------------------------------------------------------------------------------------------
    Subtotal Other Income   $   85,165   $      568   $  101,314   $      675   $  179,416    $    1,196   $  177,492   $    1,183
                            ------------------------------------------------------------------------------------------------------
Effective Gross Income      $1,106,528   $    7,377   $1,076,290   $    7,175   $1,201,641    $    8,011   $1,245,162   $    8,301

Operating Expenses
  Taxes                     $  109,085   $      727   $  110,780   $      739   $  104,367    $      696   $  117,348   $      782
  Insurance                 $   14,731   $       98   $   48,641   $      324   $   46,103    $      307   $   41,674   $      278
  Utilities                 $  101,912   $      679   $   89,285   $      595   $   93,394    $      623   $  102,000   $      680
  Repair & Maintenance      $   41,678   $      278   $   48,911   $      326   $   33,124    $      221   $   38,400   $      256
  Cleaning                  $   69,684   $      465   $   60,630   $      404   $   49,161    $      328   $   50,200   $      335
  Landscaping               $   64,544   $      430   $   63,804   $      425   $   68,961    $      460   $   69,540   $      464
  Security                  $        0   $        0   $        0   $        0   $        0    $        0   $        0   $        0
  Marketing & Leasing       $   30,051   $      200   $   29,139   $      194   $   33,487    $      223   $   34,008   $      227
  General Administrative    $  175,951   $    1,173   $  201,478   $    1,343   $  158,577    $    1,057   $  165,048   $    1,100
  Management                $   58,475   $      390   $   60,324   $      402   $   59,637    $      398   $   61,403   $      409
  Miscellaneous             $        0   $        0   $        0   $        0   $        0    $        0   $        0   $        0
                            ------------------------------------------------------------------------------------------------------
Total Operating Expenses    $  666,111   $    4,441   $  712,992   $    4,753   $  646,811    $    4,312   $  679,621   $    4,531

  Reserves                  $        0   $        0   $        0   $        0   $        0    $        0   $        0   $        0

                            ------------------------------------------------------------------------------------------------------
Net Income                  $  440,417   $    2,936   $  363,298   $    2,422   $  554,830    $    3,699   $  565,541   $    3,770
                            ------------------------------------------------------------------------------------------------------

                                ANNUALIZED 2003
                                  PROJECTION                   AAA PROJECTION
                            -----------------------   -------------------------------
      DESCRIPTION             TOTAL      PER UNIT       TOTAL       PER UNIT      %
-------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,209,407   $    8,063   $1,207,200   $    8,048   100.0%

  Vacancy                   $  143,351   $      956   $  144,864   $      966    12.0%
  Credit Loss/Concessions   $   45,477   $      303   $   36,216   $      241     3.0%
                            ---------------------------------------------------------
    Subtotal                $  188,828   $    1,259   $  181,080   $    1,207    15.0%

  Laundry Income            $   10,603   $       71   $   10,500   $       70     0.9%
  Garage Revenue            $        0   $        0   $        0   $        0     0.0%
  Other Misc. Revenue       $  126,968   $      846   $  127,500   $      850    10.6%
                            ---------------------------------------------------------
    Subtotal Other Income   $  137,571   $      917   $  138,000   $      920    11.4%
                            ---------------------------------------------------------
Effective Gross Income      $1,158,149   $    7,721   $1,164,120   $    7,761   100.0%

Operating Expenses
  Taxes                     $  106,829   $      712   $   95,550   $      637     8.2%
  Insurance                 $   34,827   $      232   $   37,500   $      250     3.2%
  Utilities                 $   94,917   $      633   $   93,750   $      625     8.1%
  Repair & Maintenance      $   28,621   $      191   $   33,750   $      225     2.9%
  Cleaning                  $   63,723   $      425   $   60,000   $      400     5.2%
  Landscaping               $   70,507   $      470   $   71,250   $      475     6.1%
  Security                  $        0   $        0   $        0   $        0     0.0%
  Marketing & Leasing       $   27,109   $      181   $   33,750   $      225     2.9%
  General Administrative    $  146,871   $      979   $  165,000   $    1,100    14.2%
  Management                $   58,471   $      390   $   52,385   $      349     4.5%
  Miscellaneous             $        0   $        0   $        0   $        0     0.0%
                            ---------------------------------------------------------
Total Operating Expenses    $  631,875   $    4,212   $  642,935   $    4,286    55.2%

  Reserves                  $        0   $        0   $   75,000   $      500    11.7%

                            ---------------------------------------------------------
Net Income                  $  526,275   $    3,508   $  446,185   $    2,975    38.3%
                            ---------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 15% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
PALM LAKE, TAMPA, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $500 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $500 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                      CAPITALIZATION RATES
                GOING-IN                TERMINAL
          ---------------------   ----------------------
           LOW            HIGH     LOW             HIGH
          ---------------------   ----------------------
RANGE     5.50%           9.50%   6.00%           10.00%
AVERAGE           7.61%                   8.14%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
PALM LAKE, TAMPA, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.  SALE DATE  OCCUP.  PRICE/UNIT   OAR
------------------------------------------------
  I-1       Jun-03     95%     $ 23,707    N/A
  I-2       Jul-02     90%     $ 25,000    9.50%
  I-3       Apr-02     75%     $ 23,094   11.92%
  I-4       Apr-02     86%     $ 20,128   15.03%
  I-5       Mar-01     95%     $ 28,620   16.14%
                                   High   16.14%
                                    Low    9.50%
                                Average   13.15%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $4,400,000. In this instance, the reversion figure contributes approximately 36% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
PALM LAKE, TAMPA, FLORIDA

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
PALM LAKE, TAMPA, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                                    PALM LAKE

              YEAR                      JAN-2004     JAN-2005     JAN-2006     JAN-2007     JAN-2008     JAN-2009
           FISCAL YEAR                      1           2            3             4            5            6
------------------------------------------------------------------------------------------------------------------
REVENUE

   Base Rent                           $1,207,200   $1,237,380   $1,268,315   $1,300,022   $1,332,523   $1,365,836

   Vacancy                             $  144,864   $  148,486   $  152,198   $  156,003   $  159,903   $  163,900
   Credit Loss                         $   36,216   $   37,121   $   38,049   $   39,001   $   39,976   $   40,975
   Concessions                         $        0   $        0   $        0   $        0   $        0   $        0
                                       ---------------------------------------------------------------------------
      Subtotal                         $  181,080   $  185,607   $  190,247   $  195,003   $  199,878   $  204,875

   Laundry Income                      $   10,500   $   10,763   $   11,032   $   11,307   $   11,590   $   11,880
   Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0
   Other Misc. Revenue                 $  127,500   $  130,688   $  133,955   $  137,304   $  140,736   $  144,255
                                       ---------------------------------------------------------------------------
       Subtotal Other Income           $  138,000   $  141,450   $  144,986   $  148,611   $  152,326   $  156,134

                                       ---------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,164,120   $1,193,223   $1,223,054   $1,253,630   $1,284,971   $1,317,095

OPERATING EXPENSES:
   Taxes                               $   95,550   $   98,417   $  101,369   $  104,410   $  107,542   $  110,769
   Insurance                           $   37,500   $   38,625   $   39,784   $   40,977   $   42,207   $   43,473
   Utilities                           $   93,750   $   96,563   $   99,459   $  102,443   $  105,516   $  108,682
   Repair & Maintenance                $   33,750   $   34,763   $   35,805   $   36,880   $   37,986   $   39,126
   Cleaning                            $   60,000   $   61,800   $   63,654   $   65,564   $   67,531   $   69,556
   Landscaping                         $   71,250   $   73,388   $   75,589   $   77,857   $   80,193   $   82,598
   Security                            $        0   $        0   $        0   $        0   $        0   $        0
   Marketing & Leasing                 $   33,750   $   34,763   $   35,805   $   36,880   $   37,986   $   39,126
   General Administrative              $  165,000   $  169,950   $  175,049   $  180,300   $  185,709   $  191,280
   Management                          $   52,385   $   53,695   $   55,037   $   56,413   $   57,824   $   59,269
   Miscellaneous                       $        0   $        0   $        0   $        0   $        0   $        0

                                       ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  642,935   $  661,962   $  681,552   $  701,723   $  722,493   $  743,879

   Reserves                            $   75,000   $   77,250   $   79,568   $   81,955   $   84,413   $   86,946

                                       ---------------------------------------------------------------------------
NET OPERATING INCOME                   $  446,185   $  454,011   $  461,934   $  469,952   $  478,065   $  486,271

   Operating Expense Ratio (% of EGI)        55.2%        55.5%        55.7%        56.0%        56.2%        56.5%
   Operating Expense Per Unit          $    4,286   $    4,413   $    4,544   $    4,678   $    4,817   $    4,959

              YEAR                      JAN-2010     JAN-2011     JAN-2012     JAN-2013     JAN-2014
           FISCAL YEAR                      7            8            9           10           11
-----------------------------------------------------------------------------------------------------
REVENUE

   Base Rent                           $1,399,982   $1,434,981   $1,470,856   $1,507,627   $1,545,318

   Vacancy                             $  167,998   $  172,198   $  176,503   $  180,915   $  185,438
   Credit Loss                         $   41,999   $   43,049   $   44,126   $   45,229   $   46,360
   Concessions                         $        0   $        0   $        0   $        0   $        0
                                       --------------------------------------------------------------
      Subtotal                         $  209,997   $  215,247   $  220,628   $  226,144   $  231,798

   Laundry Income                      $   12,177   $   12,481   $   12,793   $   13,113   $   13,441
   Garage Revenue                      $        0   $        0   $        0   $        0   $        0
   Other Misc. Revenue                 $  147,861   $  151,557   $  155,346   $  159,230   $  163,211
                                       --------------------------------------------------------------
       Subtotal Other Income           $  160,038   $  164,039   $  168,140   $  172,343   $  176,652

                                       --------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,350,022   $1,383,773   $1,418,367   $1,453,826   $1,490,172

OPERATING EXPENSES:
   Taxes                               $  114,092   $  117,514   $  121,040   $  124,671   $  128,411
   Insurance                           $   44,777   $   46,120   $   47,504   $   48,929   $   50,397
   Utilities                           $  111,942   $  115,301   $  118,760   $  122,322   $  125,992
   Repair & Maintenance                $   40,299   $   41,508   $   42,753   $   44,036   $   45,357
   Cleaning                            $   71,643   $   73,792   $   76,006   $   78,286   $   80,635
   Landscaping                         $   85,076   $   87,629   $   90,257   $   92,965   $   95,754
   Security                            $        0   $        0   $        0   $        0   $        0
   Marketing & Leasing                 $   40,299   $   41,508   $   42,753   $   44,036   $   45,357
   General Administrative              $  197,019   $  202,929   $  209,017   $  215,288   $  221,746
   Management                          $   60,751   $   62,270   $   63,827   $   65,422   $   67,058
   Miscellaneous                       $        0   $        0   $        0   $        0   $        0

                                       --------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  765,899   $  788,572   $  811,918   $  835,956   $  860,708

   Reserves                            $   89,554   $   92,241   $   95,008   $   97,858   $  100,794

                                       --------------------------------------------------------------
NET OPERATING INCOME                   $  494,570   $  502,961   $  511,442   $  520,012   $  528,671

   Operating Expense Ratio (% of EGI)        56.7%        57.0%        57.2%        57.5%        57.8%
   Operating Expense Per Unit          $    5,106   $    5,257   $    5,413   $    5,573   $    5,738

Estimated Stabilized NOI        $446,185          Sales Expense Rate        2.00%
Months to Stabilized                   1          Discount Rate            12.00%
Stabilized Occupancy                88.0%         Terminal Cap Rate        10.50%

                              "DCF" VALUE ANALYSIS

Gross Residual Sale Price         $5,034,959           Deferred Maintenance           $        0
     Less: Sales Expense          $  100,699           Add: Excess Land               $        0
                                  ----------
Net Residual Sale Price           $4,934,260           Other Adjustments              $        0
                                                                                      ----------
PV of Reversion                   $1,588,700           Value Indicated By "DCF"       $4,424,796
Add: NPV of NOI                   $2,836,096                  Rounded                 $4,400,000
                                  ----------
PV Total                          $4,424,796

                          "DCF" VALUE SENSITIVITY TABLE



                                                           DISCOUNT RATE
                                 ------------------------------------------------------------------
          TOTAL VALUE             11.50%        11.75%        12.00%        12.25%         12.50%
------------------------------   ------------------------------------------------------------------
                        10.00%   $4,645,707    $4,574,210    $4,504,231    $4,435,733    $4,368,678
                        10.25%   $4,603,159    $4,532,605    $4,463,545    $4,395,943    $4,329,764
TERMINAL CAP  RATE      10.50%   $4,562,637    $4,492,980    $4,424,796    $4,358,049    $4,292,703
                        10.75%   $4,524,000    $4,455,199    $4,387,850    $4,321,917    $4,257,367
                        11.00%   $4,487,119    $4,419,135    $4,352,583    $4,287,428    $4,223,636

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
PALM LAKE, TAMPA, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
PALM LAKE, TAMPA, FLORIDA

                                    PALM LAKE

                                                         TOTAL      PER SQ. FT.  PER UNIT   %OF EGI
---------------------------------------------------------------------------------------------------
REVENUE
      Base Rent                                      $  1,207,200    $   7.85    $  8,048

      Less: Vacancy & Collection Loss       15.00%   $    181,080    $   1.18    $  1,207

      Plus: Other Income
        Laundry Income                               $     10,500    $   0.07    $     70     0.90%
        Garage Revenue                               $          0    $   0.00    $      0     0.00%
        Other Misc. Revenue                          $    127,500    $   0.83    $    850    10.95%
                                                     ---------------------------------------------
              Subtotal Other Income                  $    138,000    $   0.90    $    920    11.85%

EFFECTIVE GROSS INCOME                               $  1,164,120    $   7.57    $  7,761

OPERATING EXPENSES:
      Taxes                                          $     95,550    $   0.62    $    637     8.21%
      Insurance                                      $     37,500    $   0.24    $    250     3.22%
      Utilities                                      $     93,750    $   0.61    $    625     8.05%
      Repair & Maintenance                           $     33,750    $   0.22    $    225     2.90%
      Cleaning                                       $     60,000    $   0.39    $    400     5.15%
      Landscaping                                    $     71,250    $   0.46    $    475     6.12%
      Security                                       $          0    $   0.00    $      0     0.00%
      Marketing & Leasing                            $     33,750    $   0.22    $    225     2.90%
      General Administrative                         $    165,000    $   1.07    $  1,100    14.17%
      Management                             4.50%   $     52,385    $   0.34    $    349     4.50%
      Miscellaneous                                  $          0    $   0.00    $      0     0.00%

TOTAL OPERATING EXPENSES                             $    642,935    $   4.18    $  4,286    55.23%

      Reserves                                       $     75,000    $   0.49    $    500     6.44%

                                                     ---------------------------------------------
NET OPERATING INCOME                                 $    446,185    $   2.90    $  2,975    38.33%

                                                     =============================================

      "GOING IN" CAPITALIZATION RATE                        10.00%

      VALUE INDICATION                               $  4,461,846    $  29.03    $ 29,746

      "AS IS" VALUE INDICATION
          (DIRECT CAPITALIZATION APPROACH)           $  4,461,846

                         ROUNDED                     $  4,500,000    $  29.28    $ 30,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
PALM LAKE, TAMPA, FLORIDA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE           VALUE            ROUNDED        $/UNIT         $/SF
-----------------------------------------------------------------------
 9.25%          $4,823,617        $4,800,000      $32,000        $31.23
 9.50%          $4,696,680        $4,700,000      $31,333        $30.58
 9.75%          $4,576,252        $4,600,000      $30,667        $29.93
10.00%          $4,461,846        $4,500,000      $30,000        $29.28
10.25%          $4,353,020        $4,400,000      $29,333        $28.63
10.50%          $4,249,377        $4,200,000      $28,000        $27.33
10.75%          $4,150,554        $4,200,000      $28,000        $27.33

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $4,500,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

           Discounted Cash Flow Analysis              $4,400,000
           Direct Capitalization Method               $4,500,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $4,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
PALM LAKE, TAMPA, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                        Not Utilized
Sales Comparison Approach             $4,200,000
Income Approach                       $4,400,000
Reconciled Value                      $4,300,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of December 8, 2003 the market value of the fee simple estate in the property is:

                                   $4,300,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
PALM LAKE, TAMPA, FLORIDA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PALM LAKE, TAMPA, FLORIDA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PALM LAKE, TAMPA, FLORIDA

                              SUBJECT PHOTOGRAPHS

              [PICTURE]                                [PICTURE]

     APARTMENT COMPLEX ENTRANCE          TYPICAL APARTMENT BUILDING - FRONT VIEW

              [PICTURE]                                [PICTURE]

 EXTERIOR FRONT VIEW - LEASING OFFICE        INTERIOR VIEW - LEASING OFFICE

              [PICTURE]                                [PICTURE]

TYPICAL APARTMENT BUILDING - POND VIEW               SWIMMING POOL

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PALM LAKE, TAMPA, FLORIDA

                              SUBJECT PHOTOGRAPHS

              [PICTURE]                                [PICTURE]

              MAILBOXES                              LAUNDRY ROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PALM LAKE, TAMPA, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PALM LAKE, TAMPA, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1               COMPARABLE I-2               COMPARABLE I-3

     HIDDEN RIVER               COUNTRY CROSSING            RIVERTREE LANDING
8024 Hidden River Drive       7903 Holly Lea Court       6909 Indian River Drive
      Tampa, FL                    Tampa, FL                    Tampa, FL

      [PICTURE]                    [PICTURE]                    [PICTURE]

    COMPARABLE I-4               COMPARABLE I-5

    SHERWOOD LAKE                 CAMPUS WALK
 1811 Tinsley Circle           13725 Plaza Court
      Tampa, FL                    Tampa, FL

      [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PALM LAKE, TAMPA, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                 COMPARABLE
          DESCRIPTION                                SUBJECT                                        R - 1
--------------------------------    -----------------------------------------  -----------------------------------------------
  Property Name                     Palm Lake                                  Excellence
  Management Company                AIMCO                                      Partners Management Company
LOCATION:
  Address                           13401 North 50th Street                    5005 Excellent Boulevard
  City, State                       Tampa, Florida                             Tampa, FL
  County                            Hillsborough                               Hillsborough
  Proximity to Subject                                                         Adjacent to the south
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            153,700                                    202,620
  Year Built                        1974                                       1992
  Effective Age                     20                                         11
  Building Structure Type           Wood/Stucco                                Stucco
  Parking Type (Gr., Cov., etc.)    Open                                       Open
  Number of Units                   150                                        165
  Unit Mix:                            Type        Unit     Qty.    Mo. Rent       Type           Unit      Qty.         Mo.
                                    ---------     -----     ----    --------   -----------        -----     ----       ------
                                    1 1Br/1Ba       775      24       $517     1 1Br/1Ba            600      12        $  700
                                    2 2Br/1Ba       900      95       $586     2 2Br/2Ba            860      10        $  850
                                    3 4Br/2Ba     1,600      31       $989     3 4Br/3.5Ba        1,525      15        $1,399
                                                                               3 3Br/2Ba          1,420      59        $1,049

  Average Unit Size (SF)            1,025                                      1,276
  Unit Breakdown:                     Efficiency                2-Bedroom        Efficiency                  2-Bedroom
                                      1-Bedroom                 3-Bedroom        1-Bedroom                   3-Bedroom
CONDITION:                                                                     Average
APPEAL:                                                                        Average
AMENITIES:
  Unit Amenities                         Attach. Garage       Vaulted Ceiling       Attach. Garage         Vaulted Ceiling
                                      X  Balcony           X  W/D Connect.       X  Balcony             X  W/D Connect.
                                         Fireplace                                  Fireplace
                                         Cable TV  Ready                            Cable TV Ready
  Project Amenities                   X  Swimming Pool                           X  Swimming Pool
                                         Spa/Jacuzzi          Car Wash              Spa/Jacuzzi         X  Car Wash
                                         Basketball Court     BBQ Equipment         Basketball Court       BBQ Equipment
                                         Volleyball Court     Theater Room          Volleyball Court       Theater Room
                                         Sand Volley Ball     Meeting Hall       X  Sand Volley Ball       Meeting Hall
                                         Tennis Court         Secured Parking    X  Tennis Court           Secured Parking
                                         Racquet Ball      X  Laundry Room       X  Racquet Ball        X  Laundry Room
                                         Jogging Track     X  Business Office       Jogging Track          Business Office
                                         Gym Room          X  Freshwater Lake    X  Gym Room            X  Freshwater Lake
OCCUPANCY:                          96%                                        91%
LEASING DATA:
  Available Leasing Terms           6 to 12 months                             6 to 12 months
  Concessions                                                                  On specified units only
  Pet Deposit                                                                  No Pets Allowed
  Utilities Paid by Tenant:           X  Electric          X  Natural Gas        X  Electric            X  Natural Gas
                                      X  Water             X  Trash              X  Water               X  Trash
  Confirmation                      Manager                                    Leasing Agent
  Telephone Number                  813-933-2449                               813-988-7263
NOTES:                                                                         Attractive apartment community located
                                                                               adjacent to the subject property to the south.
                                                                               Far superior overall and in all respects to the
                                                                               subject property.

COMPARISON TO SUBJECT:                                                         Slightly Superior

                                                     COMPARABLE                                       COMPARABLE
          DESCRIPTION                                  R - 2                                            R - 3
--------------------------------    ----------------------------------------------  -----------------------------------------------
  Property Name                     Willow Brooke                                   Park Terrace
  Management Company                Gulf Atlantic Management                        Park Terrace Management
LOCATION:
  Address                           14419 Hellenic Drive                            12201 N 50th Street
  City, State                       Tampa, FL                                       Tampa, FL
  County                            Hillsborough                                    Hillsborough
  Proximity to Subject              Same general area near University               Same general area near the University
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            200,880                                         228,750
  Year Built                        1976                                            1986
  Effective Age                     27                                              17
  Building Structure Type           Stucco                                          Wood /stucco
  Parking Type (Gr., Cov., etc.)    Open                                            Open
  Number of Units                   248                                             150
  Unit Mix:                            Type         Unit       Qty.       Mo.           Type            Unit       Qty.        Mo.
                                    ---------       ----       ----      ----       ------------        -----      ----      ------
                                    1 1Br/1Ba        680       124       $550       3 3Br/3.5 Ba        1,300       24       $  900
                                    2 2Br/1Ba        940       124       $520       3 3Br/3.5 Ba        1,370       24       $  900
                                                                                    3 3Br/3.5 Ba        1,820       24       $1,275
                                                                                    3 4Br/4.5 Ba        2,200        8       $1,540

  Average Unit Size (SF)            810                                             1,567
  Unit Breakdown:                     Efficiency                     2-Bedroom        Efficiency                  2-Bedroom
                                      1-Bedroom                      3-Bedroom        1-Bedroom                   3-Bedroom
CONDITION:                          Slightly Superior                               Slightly Superior
APPEAL:                             Good                                            Slightly Superior
AMENITIES:
  Unit Amenities                         Attach. Garage         Vaulted Ceiling          Attach. Garage       Vaulted Ceiling
                                      X  Balcony                W/D Connect.          X  Balcony           X  W/D Connect.
                                         Fireplace                                       Fireplace
                                         Cable TV Ready                                  Cable TV Ready    X  W/D in Units
  Project Amenities                   X  Swimming Pool                                X  Swimming Pool
                                         Spa/Jacuzzi            Car Wash                 Spa/Jacuzzi          Car Wash
                                         Basketball Court       BBQ Equipment            Basketball Court     BBQ Equipment
                                         Volleyball Court       Theater Room             Volleyball Court     Theater Room
                                         Sand Volley Ball       Meeting Hall             Sand Volley Ball     Meeting Hall
                                         Tennis Court           Secured Parking          Tennis Court         Secured Parking
                                         Racquet Ball        X  Laundry Room             Racquet Ball         Laundry Room
                                         Jogging Track       X  Business Office          Jogging Track        Business Office
                                      X  Gym Room            X  Freshwater Lake       X  Gym Room             Freshwater Lake
OCCUPANCY:                          98%                                             95%
LEASING DATA:
  Available Leasing Terms           6 to 13 months                                  6 to 12 months
  Concessions                       On specified units only                         One Month Free Rent
  Pet Deposit                       Yes                                             Yes
  Utilities Paid by Tenant:           X  Electric            X  Natural Gas           X  Electric          X  Natural Gas
                                      X  Water               X  Trash                 X  Water             X  Trash
  Confirmation                      Leasing Agent                                   Leasing Agent
  Telephone Number                  813-971-9727                                    813-985-8854
NOTES:                              Apartment community located near the subject    Located along the same street as the subject
                                    in the University area. It is superior to the   property and across from the university campus.
                                    subject in terms of overall condition and curb  Similar in terms of overall design but superior
                                    appeal.                                         in terms of age, condition and appeal. Appears
                                                                                    to have been renovated recently.
COMPARISON TO SUBJECT:              Superior                                        Superior

                                                     COMPARABLE                                        COMPARABLE
          DESCRIPTION                                  R - 4                                             R - 5
--------------------------------  ------------------------------------------------  ------------------------------------------------
  Property Name                   Campus Walk                                       Rivertree Landing
  Management Company              Owners Property Management                        Barfield Bay Holdings
LOCATION:
  Address                         13725 Plaza Court                                 6909 Indian River Drive
  City, State                     Tampa, FL                                         Tampa, FL
  County                          Hillsborough                                      Hillsborough
  Proximity to Subject            Same general area near the University             Off N 56th and Sligh Avenue
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          363,825                                           228,352
  Year Built                      1973                                              1969
  Effective Age                   30                                                34
  Building Structure Type         Stucco                                            Stucco/frame
  Parking Type (Gr., Cov., etc.)  Open                                              Open
  Number of Units                 297                                               223
  Unit Mix:                          Type             Unit       Qty.         Mo.      Type           Unit         Qty.       Mo.
                                  ---------           -----      ----        -----  ---------         -----        ----      ----
                                  1 1Br/1Ba             650       12         $545   1 1Br/1Ba           800         90       $425
                                  2 2Br/2Ba           1,250      200         $765   2 2Br/1Ba         1,065         50       $525
                                  3 3Br/3Ba           1,250       75         $818
                                  3 4Br/4Ba           1,230       10         $850

  Average Unit Size (SF)          1,225                                             895
  Unit Breakdown:                   Efficiency               2-Bedroom                Efficiency               2-Bedroom
                                    1-Bedroom                3-Bedroom                1-Bedroom                3-Bedroom
CONDITION:                        Average                                           Average
APPEAL:                           Average                                           Average
AMENITIES:
  Unit Amenities                       Attach. Garage       Vaulted Ceiling              Attach. Garage       Vaulted Ceiling
                                    X  Balcony              W/D Connect.              X  Balcony              W/D Connect.
                                       Fireplace                                         Fireplace
                                       Cable TV Ready                                    Cable TV Ready
  Project Amenities                 X  Swimming Pool                                  X  Swimming Pool
                                       Spa/Jacuzzi          Car Wash                     Spa/Jacuzzi          Car Wash
                                       Basketball Court     BBQ Equipment                Basketball Court     BBQ Equipment
                                       Volleyball Court     Theater Room                 Volleyball Court     Theater Room
                                       Sand Volley Ball     Meeting Hall                 Sand Volley Ball     Meeting Hall
                                    X  Tennis Court         Secured Parking              Tennis Court         Secured Parking
                                       Racquet Ball      X  Laundry Room                 Racquet Ball      X  Laundry Room
                                       Jogging Track     X  Business Office              Jogging Track        Business Office
                                    X  Gym Room             Freshwater Lake              Gym Room             Freshwater Lake
OCCUPANCY:                        91%                                               80%
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                    6 to 12 months
  Concessions                     One Month Free, No Deposit, No App. Fee           $99 Move-in special
  Pet Deposit                     Yes                                               Yes
  Utilities Paid by Tenant:         X  Electric          X  Natural Gas               X  Electric          X  Natural Gas
                                    X  Water             X  Trash                     X  Water             X  Trash
  Confirmation                    Leasing Agent                                     Leasing Agent
  Telephone Number                813-972-2507                                      813-983-8362
NOTES:                            Located in university area, off 42nd St. Similar  Slightly inferior location and overall design
                                  to the subject in terms of location and age,      but appears to be in superior condition compared
                                  but superior in terms of overall condition.       to the subject property.


COMPARISON TO SUBJECT:            Slightly Superior                                 Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PALM LAKE, TAMPA, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1               COMPARABLE R-2              COMPARABLE R-3

       EXCELLENCE                  WILLOW BROOKE               PARK TERRACE
5005 Excellent Boulevard        14419 Hellenic Drive        12201 N 50th Street
       Tampa, FL                     Tampa.FL                    Tampa, FL

       [PICTURE]                    [PICTURE]                       N/A

     COMPARABLE R-4               COMPARABLE R-5

      CAMPUS WALK               RIVERTREE LANDING
    13725 Plaza Court         6909 Indian River Drive
       Tampa, FL                      Tampa, FL

       [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PALM LAKE, TAMPA, FLORIDA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PALM LAKE, TAMPA, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PALM LAKE, TAMPA, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PALM LAKE, TAMPA, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PALM LAKE, TAMPA, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PALM LAKE, TAMPA, FLORIDA

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Alice MacQueen provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                             -s- Frank Fehribach
                                       -----------------------------------------
                                               Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                                  Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PALM LAKE, TAMPA, FLORIDA

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally inspected the subject property and provided significant real property appraisal assistance in the preparation of this report.

                                                  -s- Alice MacQueen
                                                --------------------------
                                                    Alice MacQueen
                                           Florida Certified General Real Estate
                                                    Appraiser #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PALM LAKE, TAMPA, FLORIDA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (4 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PALM LAKE, TAMPA, FLORIDA

                                        FRANK A. FEHRIBACH, MAI
                                 MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation               Mr. Fehribach has experience in valuations for resort
                         hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                         Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

 Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                University of Texas - Arlington

                         Master of Science - Real Estate

                         University of Dallas

                         Master of Business Administration - Industrial
                         Management

                         Bachelor of Arts - Economics

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PALM LAKE, TAMPA, FLORIDA

STATE CERTIFICATIONS     State of Arizona, Certified General Real Estate
                         Appraiser, #30828

                         State of Arkansas, State Certified General Appraiser, #CG1387N

                         State of Colorado, Certified General Appraiser, #CG40000445

                         State of Georgia, Certified General Real Property Appraiser, #218487

                         State of Michigan, Certified General Appraiser, #1201008081

                         State of Texas, Real Estate Salesman License, #407158 (Inactive)

                         State of Texas, State Certified General Real Estate Appraiser, #TX-1323954-G

PROFESSIONAL             Appraisal Institute, MAI Designated Member
AFFILIATIONS             Candidate Member of the CCIM Institute pursuing
                         Certified Commercial Investment Member (CCIM) designation

PUBLICATIONS             "An Analysis of the Determinants of Industrial Property
                         Valuation," Co-authored with Dr. Ronald C. Rutherford and Dr. Mark Eakin, The Journal of Real Estate
                         Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PALM LAKE, TAMPA, FLORIDA

                                              ALICE MACQUEEN

                             STATE CERTIFIED GENERAL REAL ESTATE APPRAISER

POSITION Alice MacQueen is a State Certified General Real Estate Appraiser and principal member of 3P, Inc., a consulting firm with offices in Georgia and Utah.

EXPERIENCE

  BUSINESS Mrs. MacQueen was employed by American Appraisal Associates, Inc., from 1983 until 2003 when she formed 3P, Inc.

                         During her 20 year tenure with AAA, Ms. MacQueen held numerous positions within the firm, advancing from the professional staff levels to serve as Regional Director for the Southeastern United States (1987 to 1992) and as National Director of the Real Estate Valuation Group (1992 to 1995). During her later years with the firm, Ms. MacQueen continued to serve as an officer in the company, working as Principal/Vice President actively involved in the valuation of a wide variety of property types, including numerous types of special purpose properties.

                         Prior to joining American Appraisal, Ms. MacQueen was involved in property management for five years and spent an additional five years as an appraiser, consultant and research analyst.

VALUATION                Ms. MacQueen has extensive experience in the appraisal
                         of residential, commercial, industrial and special purpose properties and is annually involved in the valuation of several billion dollars of real property.
                         She has also been involved in land planning analysis for major mixed use developments. Special purpose properties appraised include campgrounds, churches, country clubs and golf courses, data centers, historic landmarks, proprietary cemeteries and schools.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PALM LAKE, TAMPA, FLORIDA

                         More recently, she has had extensive experience in appraising residential and industrial properties on Indian reservations as was instrumental in developing a major housing study for the Navajo reservation.

                         The purposes of these valuations have included allocation of purchase price, charitable donation, financing, purchase and sale, syndication, and financial reporting.

                         Ms. MacQueen has completed appraisals of commercial and residential real estate. He has also generated discounted cash flow and sensitivity analyses for investment-grade real estate, securitization, and pension funds/insurance industries. Analyses he has performed involve various types of investment-grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

                         To date, she has provided appraisal and consulting services in 48 states, Mexico and Puerto Rico.

EDUCATION                Greenbrier College for Women, Liberal Arts

                         Realtors Institute of Virginia

VALUATION AND SPECIAL    Ms. MacQueen completes several courses annually as part
COURSES                  of the continuing education requirements of the various
                         states in which she is certified. She also attends real estate and financial industry-related conferences and seminars. In recent years, she prepared background information for HUD pertaining to valuation requirements for Indian lands and presented findings related to housing needs and financing issues on reservations.

STATE-CERTIFICATED
GENERAL APPRAISER        Florida, No. RZ0002202, expires 11/30/04

                         Georgia, No. 239776, expires 7/31/04

                         New Mexico, No. 001626, expires 4/30/05

                         North Carolina, No. A5096, expires 6/30/04

                         Utah, No. CG 00057001, expires 7/1/05

AMERICAN APPRAISAL ASSOCIATES, INC.
PALM LAKE, TAMPA, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
PALM LAKE, TAMPA, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.